EXHIBIT 23.1
[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Commercial Net Lease Realty, Inc.:
We consent to the use of our report dated February 17, 2006 with respect to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, incorporated herein by reference. Our report with respect to the consolidated financial statements refers to the implementation of Financial Accounting Standards Board Interpretation No. 46, revised December 2003, Consolidation of Variable Interest Entities (FIN 46R). We also consent to the use of our report dated February 17, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Orlando, Florida
February 27, 2006
Certified Public Accountants